Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have issued our report dated February 13, 2004 (except for Note 16, as to which the date is March 16, 2004), accompanying the consolidated financial statements included in the Annual Report of WorldQuest Networks, Inc. on Form 10-KSB for the years ended December 31, 2003 and 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of WorldQuest Networks, Inc. on Form S-8 (File No. 333-107847, effective August 11, 2003, File No. 333-54498, effective January 29, 2001, File No. 333-40350, effective June 28, 2000 and File No. 333-40348, effective June 28, 2000).

/s/ Grant Thornton LLP

March 16, 2004